Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

between

EAGLE BULK SHIPPING INC.,

as Buyer

and

KYRINI SHIPPING INC.,

as Seller

Dated as of July 24, 2007

TABLE OF CONTENTS

ARTICLE I	SALE OF STOCK AND TERMS OF PAYMENT	1
1.01	The Sale	1
1.02	Consideration	1
1.03	Payment of Purchase Price	1
1.04	Payment of Placement Agent Fee	2
1.05	Payment of Escrow Funds	2
1.06	Defined Terms	3
ARTICLE II	REPRESENTATIONS AND WARRANTIES OF SELLER	3
2.01	Organization; Qualification	3
2.02	Capitalization	3
2.03	Ownership of Purchased Shares	4
2.04	Investments	4
2.05	Authority Relative to this Agreement	4
2.06	Consents and Approvals; No Violation	4
2.07	Financial Statements	4
2.08	Liabilities	5
2.09	Absence of Certain Changes and Events	5
2.10	Title, Condition and Sufficiency of Assets	6
2.11	Intellectual Property Rights	7
2.12	Real Property	7
2.13	Insurance	7
2.14	Labor Matters	7
2.15	Employee Matters	7
2.16	Contracts	8
2.17	Proceedings	9
2.18	Taxes	9
2.19	Compliance with Law; Permits	9
2.20	Certain Interests	9
2.21	Powers of Attorney; Absence of Limitation on Competition	9
2.22	Suppliers	10
2.23	Environmental Matters	10
2.24	No Unlawful Payments	10
2.25	Full Disclosure	11
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF BUYER	11
3.01	Organization	11
3.02	Authority Relative to this Agreement	11
3.03	Consents and Approvals; No Violation	11
3.04	Investigation by Buyer	12

i

ARTICLE IV	CONDUCT AND TRANSACTIONS PRIOR TO AND AT CLOSING 12
4.01	Access to Information	12
4.02	Conduct of Business	13
4.03	Efforts to Consummate	14
4.04	Exclusivity	14
4.05	Releases Relating to Vessels under Construction	15
4.06	Notice of Prospective Breach; Supplement to Schedules	14
4.07	Consulting Agreement	15
4.08	Credit Facility	15
4.09	Update Reimbursement Amount	15
4.08	BTMU Release	15
4.08	The Anemi Audited Interim Statements	16
ARTICLE V	CLOSING CONDITIONS	16
5.01	Conditions to Obligations of Buyer	16
5.02	Conditions to Obligations of Seller	17
ARTICLE VI	CLOSING DELIVERIES	19
6.01	Time and Place of Closing	19
6.02	Deliveries by Seller	19
6.03	Deliveries by Buyer	19
ARTICLE VII	TERMINATION; EFFECT OF TERMINATION	20
7.01	Termination	20
7.02	Termination Procedures	21
7.03	Effect of Termination	21
ARTICLE VIII	POST-CLOSING COVENANTS	21
8.01	Expenses	21
8.02	Further Assurances	21
8.03	Commissions and Fees	22
8.04	Release of Claims	22
8.05	Indemnification	22
8.06	Public Announcements	22
8.07	Confidentiality	23
8.08	Transfer of Anemi Assets	23
8.09	Buyer’s Cooperation in Transfer of Anemi Assets	24
8.10	Seller’s Net Worth	24
ARTICLE IX	MISCELLANEOUS PROVISIONS	24
9.01	Amendment and Modification	24
9.02	Waiver of Compliance	24
9.03	Survival	24
9.04	Notices	25
9.05	Assignment	25
9.06	Governing Law	26

9.07	Suits in New York	26
9.08	Counterparts	26
9.09	Interpretation; Good Faith	26
9.10	Entire Agreement	27
9.11	Specific Performance	27

SCHEDULES

Schedules	Description	Page and Section Reference
1	List of Companies	1 [Summary Transaction]
1.03(a)	Seller Wire Instructions	1 [§1.03(a)]
1.04	Placement Agent Fee and Wire Instructions	2 [§1.04]
2.06	Consents and Approvals	4 [§2.06]
2.07	Financial Statements	4 [§2.07]
2.08	Liabilities	5 [§2.08]
2.09	Certain Changes and Events	5 [§2.09]
2.10	Encumbrances	6 [§2.10]
2.11	Intellectual Proprietary Rights	7 [§2.11]
2.12	Real Property Leases	7 [§2.12]
2.13	Insurance	7 [§2.13]
2.16(a)	Contracts	8 [§2.16(a)]
2.16(d)	Reimbursement Amount	9 [§2.16(d)]
2.19	Permits	9 [§2.19]
2.20	Certain Interests	9 [§2.20]
2.21	Powers of Attorney	9 [§2.21]
2.22	Suppliers	10 [§2.22]
8.08	Anemi Assets	24 [§8.08]

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 24, 2007, by and between Kyrini Shipping Inc., a Liberian corporation (“Seller”), and Eagle Bulk Shipping Inc., a Marshall Islands corporation (“Buyer” and together with Seller, the “Parties”).

SUMMARY OF TRANSACTION

Seller owns all of the issued and outstanding shares of capital stock (the “Purchased Shares”) of each of the companies listed on Schedule 1 (each, a “Company” and collectively, the “Companies”). Buyer desires to purchase, and Seller desires to sell, the Purchased Shares upon the terms and subject to the satisfaction of the conditions set forth in this Agreement.

To effect the transactions contemplated herein and in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

SALE OF STOCK AND TERMS OF PAYMENT

1.01       The Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing Seller will sell, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, the Purchased Shares, free and clear of all Encumbrances.

1.02       Consideration. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, transfer and delivery of the Purchased Shares, Buyer will pay or cause to be paid in cash at Closing a purchase price of One Hundred Fifty Million Dollars ($150,000,000) plus the Reimbursement Amount (collectively, the “Purchase Price”).

1.03       Payment of Purchase Price. The Purchase Price shall be paid by Buyer at Closing by wire transfer as follows:

(a)      One Hundred Fifty Million Dollars ($150,000,000) plus the Reimbursement Amount, less the amounts set forth in Sections 1.03(b), 1.03(c) and 1.03(d) to the account of Seller using the wire transfer instructions set forth in Schedule 1.03(a).

(b)      the BTMU Payoff Amount to the account of BTMU Capital Corporation using wire transfer instructions to be provided by Seller prior to Closing.

(c)      the Seller’s Portion of the Placement Agent Fee to the Placement Agent in accordance with terms of Section 1.04; and

(d)      the Escrow Funds to the Escrow Agent in accordance with the terms of Section 1.05.

1.04       Payment of Placement Agent Fee. The parties hereby acknowledge and agree that: (a) upon the consummation of the transactions contemplated by this Agreement, the Placement Agent is entitled to the Placement Agent Fee; (b) Seller is obligated to pay the Seller’s Portion of the Placement Agent Fee; (c) Buyer is obligated to pay the Buyer’s Portion of the Placement Agent Fee; (d) at Seller’s request, at the Closing, Buyer shall pay Seller’s Portion of the Placement Agent Fee out of the Purchase Price directly to the account of the Placement Agent using the wire transfer instructions set forth in Schedule 1.04 and (e) Buyer shall pay Buyer’s Portion of the Placement Agent Fee out of its own funds to the account of the Placement Agent using the wire transfer instructions set forth in Schedule 1.04.

1.05       Payment of Escrow Funds. At the Closing, Buyer shall deposit with the escrow Agent (the “Escrow Agent”) designated in an escrow agreement (the “Escrow Agreement”) to be entered into at Closing in form and substance reasonably acceptable to the Parties, the sum of Sixteen Million Eight Hundred Fifty Thousand Dollars ($16,850,000) (the “Escrow Funds”) as support for the payment and discharge of all Liabilities of the Companies and any indemnification obligations of Seller. The parties hereby acknowledge and agree that the Escrow Agreement shall call for:

(a)      the Escrow Funds to be held in escrow until (i) the Neda Release Date at which time the sum of Three Million Four Hundred Thousand Dollars ($3,400,000) will be released to Seller, (ii) the Vessel Launch Date at which time Six Million Six Hundred Thousand Dollars ($6,6000,000) of the Escrow Funds will be released to Seller, and (iii) the Vessel Delivery Date at which time Six Million Six Hundred Thousand Dollars ($6,6000,000) of the Escrow Funds will be released to Seller, and (iv) the Anemi Transfer Date at which time the sum of Two Hundred-Fifty Thousand Dollars ($250,000) will be released to Seller ((i), (ii), (iii) and (iv) collectively, the “Escrow Release Amounts”); provided, however, that if (i) the Escrow Funds in excess of the Escrow Release Amount have previously been applied by Buyer to satisfy Liabilities and indemnity Claims, (ii) there are any Liabilities then remaining and indemnity Claims then pending which in the aggregate are reasonably expected to exceed the estimated amount of any remaining Liabilities or pending indemnity Claims or (iii) the amount of Escrow Funds previously applied to satisfy Liabilities and indemnity Claims plus the reasonable amount of any remaining Liabilities and pending indemnity Claims taken together exceeds the Escrow Release Amount, then a lesser amount shall be released to Seller, if any, such that in no case shall Escrow Funds be distributed to Seller that will result in the remaining Escrow Funds being less than the Escrow Release Amount; provided further that should the Neda Release Date fall before the Closing Date, the Escrow Funds shall be decreased by the amount set forth in (i) above;

(b)      any remaining Escrow Funds to be held in escrow until the first anniversary of the Closing Date; provided, however, that if there are any Liabilities remaining and indemnity Claims pending on such date, Escrow Funds in an amount sufficient to cover the reasonably expected amount of such Liabilities and Claims shall continue to be held in escrow until such time as such Liabilities and Claims are fully and finally resolved; and

(c)	any interest accrued on the Escrow Funds to be credited to Seller.

1.06       Defined Terms. Certain capitalized terms used in this Agreement are defined on Annex I.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer that, as of the date hereof and as of the Closing Date:

2.01       Organization; Qualification. Each Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Company is in good standing in each of the jurisdictions in which it is qualified or registered to do business as a foreign corporation and none of the Companies is required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction in which such Company owns, leases or operates property or otherwise conducts business. None of the Companies has received any notice from any Governmental Entity that it is required to register or qualify to do business as a foreign corporation in any jurisdiction other than such jurisdictions in which it has already registered or qualified. Seller has heretofore delivered to Buyer complete and correct copies of the Companies Constitutional Documents as currently in effect. The Corporate Records are accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and in compliance with the Companies Constitutional Documents. None of the Companies is in default under or in violation of its Constitutional Documents.

2.02       Capitalization. The Purchased Shares constitute all of the issued and outstanding shares of capital stock of each Company, all such shares are duly authorized, validly issued, fully paid and non-assessable and as bearer shares are owned legally and beneficially by Seller. Other than this Agreement, there is no subscription, option, warrant, preemptive right, call right or other right, agreement or commitment of any nature relating to the voting, issuance, sale, delivery or transfer (including any right of conversion or exchange under any outstanding security or other instruments) relating to the Purchased Shares or other capital stock or any other capital or voting interests of any Company, whether issued or unissued and there is no obligation on the part of Seller or any Company to grant, extend or enter into any of the foregoing. There are no outstanding contractual obligations of any Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of such Company.

2.03       Ownership of Purchased Shares. Seller owns and holds the Purchased Shares free and clear of all Encumbrances. No Person, other than Buyer, holds, or has any agreement, option, right or privilege capable of becoming an agreement for the purchase from Seller of, any of the Purchased Shares. At the Closing, Seller will transfer, assign and transmit good and marketable title to and deliver the Purchased Shares to Buyer, free and clear of all Encumbrances.

2.04       Investments. None of the Companies has equity or similar investments (or commitments to make any such investments), directly or indirectly, in or with any Person.

2.05       Authority Relative to this Agreement. Seller represents and warrants that (a) it has full legal capacity, right, power and authority to execute and deliver this Agreement and the Related Agreements to which it is to be a party and to consummate the transactions contemplated hereby and thereby, (b) the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action taken on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the Related Agreements or to consummate the transactions contemplated hereby and thereby, (c) this Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, and (d) that the Related Agreements to which Seller is to be a party will, when executed and delivered by Seller at or prior to Closing, constitute valid and binding obligations of Seller, enforceable against it in accordance with their terms.

2.06       Consents and Approvals; No Violation. Except as set forth in Schedule 2.06, neither the execution and delivery of this Agreement and the Related Agreements by Seller, the sale by Seller of the Purchased Shares pursuant to this Agreement, nor the consummation of the other transactions contemplated by this Agreement will (a) conflict with or result in any breach of any provision of the Companies’ Constitutional Documents, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity other than those that have been made or obtained; (c) result in a default (or give rise to any right of amendment, termination, cancellation, consent, acceleration or loss of a material benefit) under the terms, conditions or provisions of any Contract, Permit, instrument or other obligation to which any Company is a party or by which any of the Companies or any of their assets may be bound, except in such cases where the requisite waivers or consents have been obtained; (d) result in the creation of any Encumbrance upon any of the properties or assets of any of the Companies under the terms, conditions or provisions of any Contract, instrument or other obligation to which the Companies or any of their assets may be bound or affected; or (e) violate any Law or Order applicable to Seller or any Company or any of the Companies’ assets.

2.07       Financial Statements. Seller has previously furnished or will furnish to Buyer a true and correct copy of (a) the audited balance sheet and income statement of Anemi as at December 31, 2006 audited by certified public accountants (the “Anemi

Audited Annual Statements”); (b) the audited balance sheet and income statement of Anemi for the period ended July 15, 2007 (the “Anemi Audited Interim Statements”); (c) the unaudited balance sheet of each Company other than Anemi as of July 15, 2007 or (d) any such other financial documents as may reasonably be requested by Buyer (collectively referred to herein as the “Financial Statements”). The balance sheets included in the Financial Statements (including the related notes thereto) present or will present fairly in all material respects the financial position of each Company as of their respective dates, and the related income statements and cash flow statements included in the Financial Statements (including the related notes thereto) present or will present fairly in all material respects the results of operations of each Company for the periods then ended. The Financial Statements were or will be prepared in conformity with IFRS applied on a consistent basis during the periods involved, except as otherwise noted therein or as disclosed on Schedule 2.07, and were or will be prepared from and in accordance with the books and records of each Company to which they relate, provided, however, that the Financial Statements dated at and as of July 15, 2007 were or will be prepared only for use as interim financial statements and are subject to normal year-end adjustments and lack footnotes and other presentation items required by IFRS. All material transactions have been accurately recorded in each Company’s financial books and records in all material respects. Seller further represents and warrants to Buyer that except for transactions disclosed to Buyer under this Agreement and the Schedules attached hereto and the resultant incremental cash flow, the Anemi Audited Interim Statements will not be materially different from the Anemi Audited Annual Statements.

2.08       Liabilities. Except as set forth in Schedule 2.08, no Company will have any Liabilities at Closing.

2.09       Absence of Certain Changes and Events. Except as otherwise contemplated by this Agreement or as set forth in Schedule 2.09, since July 15, 2007:

(a)      the business of each Company has been conducted only in the ordinary course and substantially in the manner that such business was heretofore conducted;

(b)     none of the Companies has entered into any Contract which has resulted or will result in a transfer of assets, other than the Vessel, or the provision of services by such Company other than among the Companies;

(c)	there has been no Material Adverse Change;

(d)      there has been no split, combination or reclassification of capital stock or any securities of any Company, or any redemption or other acquisition by such Company of any shares of capital stock or any securities of such Company;

(e)      there has not been any damage, destruction or casualty loss materially adversely affecting the business, results of operations or financial condition of any Company;

(f)       there has not been (i) any increase in the rate or terms of compensation payable or to become payable by any Company to its directors, officers, managers, employees or commission sales personnel or (ii) any entering by any Company into any new employment agreement or any modification of the terms of any existing employment agreement;

(g)      there has not been any entry into of any material Contract (including, without limitation, any relating to borrowing, capital expenditures or capital financing) by any Company except for nominations by Anemi of any Company to become party to a Shipping Contract;

(h)      there has not been any change by any Company in accounting methods, principles or practices;

(i)       there has not been any issuance, sale, encumbrance, or gift of any capital stock or any other security of any Company or of any option, security convertible into or right to purchase any such capital stock or security of such Company;

(j)      no Company has made any capital expenditures or commitments to make capital expenditures in excess of Ten Thousand Dollars ($10,000) in the aggregate other than in connection with the Shipbuilding Contracts;

(k)     no Company has made any disposition or sale of any asset of such Company;

(l)       no Company has mortgaged, granted a security interest in, pledged or subjected to Encumbrance any assets of such Company;

(m)	no Company has incurred or assumed any Long Term Debt;

(n)     no Company has modified, amended or waived any provision or right under any Shipbuilding Contract or otherwise failed to enforce such Company’s rights thereunder;

(o)      no Company has waived, cancelled or released any material right, interest or Claim or suffered the lapse or other loss of any such right, interest or Claim;

(p)     no Company has instituted, settled or agreed to settle any Proceedings; and

(q)     no Company has authorized, agreed or entered into any Contract or commitment to take any of the types of action described in subsections (a) through (n) above.

2.10       Title, Condition and Sufficiency of Assets. Each Company has good, valid and marketable title to, or in the case of leased assets, a valid leasehold interest in, all of the properties and assets which it purports to own or lease, as the case may be, including without limitation the properties reflected in the Financial Statements, free and clear of all Encumbrances other than those described in Schedule 2.10. Each Company's material assets are in good working condition, ordinary wear and tear excepted and, collectively, together with properties leased to any Company, are sufficient to permit the continued operation of each Company’s business in the same manner as currently conducted. There is no agreement, option or other right outstanding in favor of any Person for the purchase from any Company of any of such Company’s assets.

2.11       Intellectual Property Rights. Schedule 2.11 sets forth a complete and accurate list of the Intellectual Property Rights owned by each Company. Except as set forth in Schedule 2.11, no Company owns or has any right to use, transfer, license and sublicense any Intellectual Property Rights that are necessary to conduct its business as currently conducted. None of the Companies has interfered with, infringed upon or misappropriated any Intellectual Property Right of a third party in the conduct of its business or otherwise.

2.12       Real Property. No Company owns, or has ever owned, any real property. Except as set forth in Schedule 2.12, no Company leases, or has ever leased, any real property (collectively, the “Leases”). The Leases are in writing, are valid and binding and are in full force and effect; there are no existing material defaults by any Company thereunder (or to the knowledge of Seller, any other party thereto); and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a material default thereunder by any Company (or, to the knowledge of Seller, any other party thereto). Seller has delivered or made available to Buyer true and complete copies of all such leases, all of which, except as set forth on Schedule 2.08, shall be terminated at or prior to Closing, with no liability to the Companies.

2.13       Insurance. Except as set forth in Schedule 2.13, no Company owns or holds any policies of fire, casualty, general liability, personal injury, property damage, worker’s compensation and other forms of insurance.

2.14       Labor Matters. All the Companies are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, pay equity and discrimination in employment and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against any Company pending or, to Seller’s knowledge, threatened before any Governmental Entity; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, Seller’s knowledge, threatened against or affecting any Company; (d) no Company is party to any collective bargaining agreement or other legally binding commitment to any trade union or other employee organization with respect to its employees; (e) no Company has experienced any strike or work stoppage or other industrial dispute involving its employees; and (f) at or prior to Closing, no Company shall have any past due, current or contingent liabilities to employees, agents or consultants.

2.15       Employee Matters. Schedule 2.08 sets forth a complete and accurate list of all directors, officers, managers, employees, commission sales personnel, independent contractors and consultants employed or otherwise engaged by the Companies

(collectively, the “Employees”). Except as set forth on Schedule 2.08, all vacation pay, bonuses, commissions and other amounts due and payable by each of the Companies to its current and former Employees have been paid in the ordinary course of business, no such amounts are due or payable to any of such Employees. The Companies do not maintain, sponsor, have Liability under or are otherwise obligated under any Benefit Plans.

2.16	Contracts.

(a)          Schedule 2.16(a) lists all of the shipbuilding contracts, options for such contracts, supervision contracts, refund guaranties and charters to which any of the Companies are party and all related nominations, assignments and novations of any such shipbuilding contracts, supervision contracts, refund guaranties and charters. (collectively, the “Shipbuilding Contracts”). Except as listed in Schedule 2.16(a), no Company is a party to or bound by any written or oral: (i) employment, consulting, compensation (including bonus and/or commission obligations), distribution, agency, brokerage, intermediary or similar Contract or understanding; (ii) indenture, mortgage, note, installment obligation, Contract or other instrument relating to the borrowing of money by such Company or the guarantee (or other assumption of responsibility or Liability) of any obligation for the borrowing of money by such Company; (iii) contract for the lease of personal property by such Company; (iv) Contract not on arms-length terms; or (v) Contract which (A) is not terminable by such Company on thirty (30) or fewer days' notice at any time without penalty, (B) has a remaining term, as of the date of this Agreement, of over one year in length of obligation on the part of such Company; or (C) involves the receipt or payment by all the Companies in the aggregate on or after the date hereof of more than ten thousand dollars ($10,000). There is not, under any Contracts, any default or event which, with notice or lapse of time, or both, would constitute a material default on the part of any Company (or, to the knowledge of Seller, any other party thereto), except such events of default and other events as to which requisite waivers or consents have been obtained, and all such Contracts are in full force and effect, constitute the legal and binding obligations of the respective parties thereto, and have not been modified or amended, except as set forth on Schedule 2.16(a).

(b)         Seller has made available to Buyer true and complete copies of each Contract that is written, including all written amendments and waivers thereof, and provided a summary of oral Contracts, if any.

(c)          Except as specifically indicated on Schedule 2.16(a), there are no indentures, mortgages, notes, installment obligations, agreements or other instruments relating to the borrowing of money, regardless of amount, by Seller or any other officer, director, employee or stockholder of each Company or any relative or other Affiliate of any of the foregoing (a “Related Party”), from any Company or the guarantee by any Company of, or the contractual obligation of any Company to be responsible for, any obligation for the borrowing of money or otherwise by Seller or any other Related Party (“Related Party Loans and Guarantees”).

(d)         Schedule 2.16(d) sets forth all of the amounts advanced by Seller and/or the Companies as of the date hereof to shipyards pursuant to the Shipbuilding Contracts (the “Reimbursement Amount”). The Reimbursement Amount represents all the amounts that have been advanced by Seller and each of the Companies under the Shipbuilding Contracts as of the date hereof, and when updated in accordance with Section 4.08, shall represent all the amounts that have been advanced by Seller and each of the Companies under the Shipbuilding Contracts as of the Closing.

2.17       Proceedings. There is no Claim or Proceeding which is pending, or to the knowledge of Seller any Claim or Proceeding threatened in writing, against or relating to any Company or its business or the transactions contemplated by this Agreement before any Governmental Entity and no Company is subject to or bound by any outstanding Order.

2.18       Taxes. No Tax Returns are, or have ever been, required to be filed by, or with respect to, any Company. No Company has or will have any Tax liability for any time at or prior to the Closing.

2.19       Compliance with Law; Permits. Each Company has conducted its business in compliance with, and is in compliance with, all applicable Laws, Orders and Permits in all jurisdictions in which it carries on its business. Except as set forth in Schedule 2.19, no Company has received any written notice of any investigation with respect to, any alleged default under, or any violation or nonconformity with any Law or Order. Each Company has all Permits which are required for the ownership of its assets or the conduct of its business as presently conducted, a complete and accurate list of which Permits is contained in Schedule 2.19, which Schedule 2.19 identifies those Permits which are not transferable as a result of the transactions contemplated hereby. No Company is in violation of any material term or provision or requirement of any of such Permits, and no Person has threatened in writing to revoke, amend or impose conditions in respect of any of such Permits.

2.20       Certain Interests. Except as disclosed in Schedule 2.20, neither Seller nor any other Seller Party, has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of any Company and neither Seller nor any other Seller Party is indebted to any Company. Except as disclosed in Schedule 2.20, no Company is indebted to or required to indemnify or hold harmless Seller or any other Seller Party except for reimbursement of ordinary business expenses, and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from any Company to Seller or any other Seller Party.

2.21       Powers of Attorney; Absence of Limitation on Competition. Except as set forth in Schedule 2.21, (a) no power of attorney or similar authorization given by any Company presently is in effect or outstanding, and (b) no Contract to which any Company or Seller is a party or is bound or to which any of such Company’s properties or assets is subject restricts or limits or purports to restrict or limit any such Company’s or Seller’s right to carry on any business or activity, compete in any line of business or with any Person, solicit business from any Person or in any geographic location or otherwise to conduct any business in any respect. No Company is subject to any Law or Order or requirement of any Governmental Entity which is not of general application to Persons carrying on a business similar to such Company’s business.

2.22       Suppliers. Except as set forth in Schedule 2.22: (a) no dispute exists between any Company and any of its suppliers; (b) no supplier of any Company has, within the six month period immediately preceding the date hereof, threatened in writing, or notified any Company in writing that it intends to terminate its relationship or dealings with such Company or materially and adversely alter the volume or economic terms thereof after the date hereof (whether as a result of the transactions contemplated hereby or otherwise) and (c) Seller has no reason to believe that any supplier of any Company has any intention to do any of the foregoing.

2.23	Environmental Matters.

(a)      No Company is subject to or the subject of, any Proceeding, Order, settlement, or other Contract arising under any Environmental, Health and Safety Laws, nor has any Company received notice that any investigation has been commenced or is any Proceeding threatened against Seller or such Company under any Environmental, Health and Safety Laws.

(b)      Neither Seller nor any Company has received any written notice, report or other information that any Company is potentially responsible under any Environmental, Health and Safety Laws for response costs or natural resource damages, as those terms are defined under the Environmental, Health and Safety Laws, at any location.

(c)      Schedule 2.19 sets forth a complete and accurate list of all material Permits that to the knowledge of Seller required to be obtained or filed by any Company, or previously required to be obtained or filed by any Company, under any Environmental, Health and Safety Laws. All such Permits have been duly obtained or filed and are in full force and effect and will remain in full force and effect following the Closing. Neither Seller nor any Company has received written notice that any existing Permit that was obtained under any Environmental Law is to be revoked or suspended by any Governmental Entity.

(d)     There are no reports or studies prepared for or on behalf of Seller or any Company or within the possession or control of Seller or any Company with respect to past or present environmental conditions or events at any properties, vessels or facilities previously owned or operated by any Company.

2.24       No Unlawful Payments. Neither of the Companies, nor any director, shareholder, officer, agent, employee or other person associated with or acting on behalf of any Company, has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any supplier, customer, licensor, contractor, politician, government employee or other Person.

2.25       Full Disclosure. No representation or warranty of Seller contained herein and no Schedule hereto or certificate described in Section 5.01(i) contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statement contained herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement, Buyer represents and warrants to Seller that, as of the date hereof and as of the Closing Date:

3.01       Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

3.02       Authority Relative to this Agreement. Buyer has the full corporate power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action taken on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of each of Buyer, enforceable against Buyer in accordance with its terms. The Related Agreements to which Buyer is to be a party will, when executed and delivered by Buyer at or prior to Closing, constitute valid and binding obligations of Buyer, enforceable against it in accordance with their terms.

3.03       Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the Related Agreements by Buyer, nor the purchase by Buyer of the Purchased Shares pursuant to this Agreement, nor the consummation of the other transactions contemplated by this Agreement and the Related Agreements, nor the performance by Buyer of its obligations under this Agreement or any Related Agreement, will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Buyer; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity other than those which have been made or obtained; or (c) result in a default (or give rise to any right of termination, cancellation, consent or acceleration) under any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; or (d) violate any Order or Law applicable to Buyer or any of its assets.

3.04	Investigation by Buyer.

(a)      Buyer has conducted its own independent due diligence, searches, inspections, investigations, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of each Company, to the extent that it has desired to do so, and has been assisted advised by its own legal, accounting and business advisers in connection with the acquisition of the Purchased Shares. In entering into this Agreement, the Buyer has relied solely upon its own investigation and analysis and upon the representations and warranties of Seller which are expressly set forth in this Agreement and the Schedules attached hereto.

(b)     Buyer agrees, to the fullest extent permitted by law, that none of the Companies, Seller, or any directors, officers, employees, attorneys, accountants, agents or representatives thereof (each, a “Company Party”) shall have any liability or responsibility whatsoever to Buyer on any basis (including, without limitation, in contract of tort, or otherwise) based upon any information provided or made available, or statements made to Buyer in writing or via email, except that the foregoing limitations shall not apply: (A) to the extent Seller makes a representation or warranty set forth in this Agreement and the Schedules attached hereto, or in any materials referenced therein, but always subject to the limitations and restrictions contained therein; or (B) with respect to any covenants or other agreements made by Seller under this Agreement; or (C) with respect to any claim by Buyer of fraud against any Company Party.

ARTICLE IV

CONDUCT AND TRANSACTIONS PRIOR TO AND AT CLOSING

4.01       Access to Information. From and after the date hereof until the earlier of the Closing or the prior termination of this Agreement (the “Pre-Closing Period”), Seller shall afford, and shall cause each Company and its Representatives to afford, to Buyer and its Representatives reasonable access upon reasonable prior written notice to Seller, and during normal business hours to the suppliers and vendors of each Company and to all of the books and records, Tax Returns, work papers and other documents and information of each Company and to the properties and personnel of any Company (including for the conduct of any desired environmental studies), as may be reasonably requested, including providing on request copies of materials that can be copied, so that Buyer and its Representatives may have a full opportunity to make such investigations as they shall reasonably desire to make of the business of each Company. Such investigations shall be conducted in a manner calculated to minimize disruption to Company’s business. The investigation contemplated by this Section 4.01 shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties or the indemnification obligations of Seller contained in this Agreement.

4.02	Conduct of Business.

During the Pre-Closing Period, Seller shall (unless otherwise consented to in writing by Buyer) cause each Company to:

(a)      conduct its business as presently operated and only in the ordinary course consistent with past practice;

(b)	not enter into any material transaction;

(c)      except as set forth in clause (d) of this Section 4.2, use commercially reasonable efforts to (i) maintain its business, assets, relations with employees, customers and suppliers, licenses and operations as an ongoing business and preserve its goodwill, in accordance with past practice and (ii) to satisfy each of the closing conditions set forth in Section 5.01;

(d)     use its best efforts to maintain its rights under, and maintain its business relations with the counterparties to, the Shipbuilding Contracts;

(e)      not enter into any Contract (or series of related Contracts) or amendment of any Contract involving an aggregate amount in excess of ten thousand dollars ($10,000);

(f)      not hire any new employees or engage any new consultants or independent contractors and shall not increase or promise to increase the compensation payable to existing employees;

(g)      not delay or postpone the payment of its accounts payable and other Liabilities or accelerate the collection of accounts receivable, other than in the ordinary course of business consistent with past custom and practice;

(h)     not change in any material respect the accounting methods or practices followed, including any change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as may be required by changes in IFRS;

(i)	not enter into or extend any Contract with any labor union;

(j)      not amend, modify, terminate or otherwise alter in any manner the Shipbuilding Contracts;

(k)	not amend or modify the Companies Constitutional Documents;
(l)	not make or change any Tax elections; and

(m)    authorize any of the foregoing or enter into any agreement to do any of the foregoing.

4.03       Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party shall use all reasonable efforts to take or cause to be taken all actions and do or cause to be done all things reasonably required under all applicable Laws or this Agreement, in order to consummate the transactions contemplated hereby by a Closing of August 7, 2007.

4.04	Exclusivity.

(a)      Seller acknowledges that substantial time of Buyer and substantial out-of-pocket expenses (including attorneys’, investment bankers’ and accountants’ fees and expenses) have been and will continue to be expended and incurred in connection with conducting legal, business and financial due diligence investigations of each Company, drafting and negotiating this Agreement and the Related Agreements and other related expense. During the Pre-Closing Period, Seller shall not, and Seller shall direct and shall cause Seller’s Representatives not to, directly or indirectly: (i) solicit, encourage, initiate, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to or relating to Another Transaction, (ii) conduct any discussions, enter into any negotiations, agreements, understandings or transactions, or provide any information to any Person (other than Buyer and its Representatives) with respect to or relating to Another Transaction or (iii) provide any non-public financial or other confidential or proprietary information regarding any of the Companies or their Business to any Person (other than to Buyer and its Representatives). As used herein, the term “Another Transaction” means the sale, through a single or a series of related transactions, of (A) any part of the business or any of the assets of any of the Companies, or (B) any of the voting securities of any Company (whether by sale of stock, merger, consolidation or otherwise). Seller represents that Seller is not a party to, or bound by, any agreement with respect to Another Transaction other than this Agreement and this Agreement will not violate any agreement to which they are bound or to which any Company’s assets are subject.

(b)      After the date hereof through the end of the Pre-Closing Period, if Seller, any Company or their Representatives receives any oral or written offer or proposal to engage in discussions relating to Another Transaction, then Seller shall immediately notify Buyer of the identity of the Person making, and the specific terms of, any such offer or proposal. In addition, Seller shall, and shall cause the Companies and each of its and their respective Representatives to, (i) immediately cease and cause to be terminated any existing activities, discussion or negotiations with any other Person conducted heretofore with respect to Another Transaction, (ii) promptly request each other Person (other than Buyer and its Representatives) that has heretofore executed a confidentiality agreement in connection with such other Person’s consideration of engaging in Another Transaction with Seller or any Company to return to Seller all confidential information heretofore furnished to such other Person by or on behalf of Seller or any Company and (iii) take the necessary steps to promptly inform their Representatives of the obligations undertaken in this Section 4.04.

(c)      Each party recognizes and acknowledges that a breach of this Section 4.04 will cause irreparable and material loss and damage for Buyer, which cannot be adequately compensated for in damages by an action at law. Therefore, Seller agrees that Buyer shall be entitled, in addition to any other remedies and damages available, to the equitable remedies of injunction and specific performance with respect to Seller’s obligations under this Section 4.04.

4.05       Releases Relating to Vessels Under Construction. Seller shall procure the release of the assignments of the agreements for the construction of hull numbers DY 121, DY 115, DY 117, DY 118 and DY 122.

4.06       Notice of Prospective Breach; Supplement to Schedules. Seller shall promptly notify Buyer in writing upon the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing if such representation and warranty were made at such time or (ii) any material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. From time to time prior to the Closing, Seller shall use commercially reasonable efforts to supplement or amend with reasonable frequency the information contained in the Schedules with respect to any matter hereafter arising, which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any Schedule; provided, however, that no supplement or amendment of a Schedule made pursuant to this Section 4.05 shall be deemed to constitute a cure of any breach of any representation or warranty made by Seller pursuant to this Agreement or constitute a waiver of or consent to any such breach by Buyer except for Schedule 2.16(d).

4.07       Consulting Agreement. During the Pre-Closing Period, Seller shall cause, upon Buyer’s request, Sotiris Dushas (“Dushas”) to enter into a consulting agreement with Buyer (the “Consulting Agreement”) on terms mutually acceptable to Dushas and Buyer to provide consulting and advisory services to the Companies, their assets and businesses.

4.08       Credit Facility. Seller hereby acknowledges and agrees that it shall not and shall cause the Companies not enter into a credit facility with BTMU Capital Corporation or any other Person without the prior written consent of Buyer during the term of this Agreement.

4.09       Update Reimbursement Amount. Seller hereby acknowledges and agrees that no later than three (3) Business Days Prior to the Closing Date it shall prepare and deliver to Buyer an updated and revised Schedule 2.16(d) and make current the Reimbursement Amount reflected thereon and the BTMU Payoff Amount as of and through the Closing Date.

4.10       BTMU Release. Seller shall procure the delivery at or prior to closing of evidence reasonably satisfactory to Buyer that the BTMU Credit Facility has been repaid in full and that any Encumbrances granted by the Companies in respect thereof have been released (the “BTMU Release”).

4.11       The Anemi Audited Interim Statements. Seller hereby acknowledges and agrees that it shall deliver to Buyer, as promptly as practicable but no later than August 5, 2007, the Anemi Audited Interim Statements.

ARTICLE V

CLOSING CONDITIONS

5.01       Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement to purchase the Purchased Shares, and consummate the other transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of the following conditions unless waived (to the extent such conditions can be waived) by Buyer:

(a)      Accuracy of Representations and Warranties. All representations and warranties made by Seller in this Agreement, the Schedules hereto and the Related Agreements (without giving effect to any qualification contained therein as to materiality, including without limitation, the phrases “material”, “in all material respects”, and “Material Adverse Change” and without giving effect to any updated Schedules delivered by Seller pursuant to Section 4.05) shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date).

(b)      Performance of Obligations. Seller shall have performed or complied in all material respects with all agreements, obligations and covenants required to be performed by it under this Agreement and the Related Agreements on or as of the Closing Date.

(c)      Consents, Authorizations, Etc. All consents, authorizations, Orders and approvals of, filings or registrations with and the expiration of all waiting periods imposed by, any third Person, including any Governmental Entity, which are required for or in connection with the execution and delivery by the parties of this Agreement and the Related Agreements to which they are parties and the consummation by the parties of the transactions contemplated hereby and thereby shall have been obtained or made and shall be in full force and effect in form and substance reasonably satisfactory to Buyer.

(d)      Actions and Proceedings. No Proceeding shall be pending before any Governmental Entity which is likely to result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement or any of the Related Agreements or which could result in damages payable by Buyer or any Company in connection therewith or which could adversely affect such Company or its business, and no court of competent jurisdiction shall have issued an injunction with respect to the consummation of the transactions contemplated by this Agreement and the Related Agreements that shall not be stayed or dissolved at the time of Closing.

(e)      Statutes. No legal action shall have been taken or threatened in writing, and no Law shall have been enacted, promulgated or deemed applicable to the transactions contemplated hereby by any Governmental Entity that would (i) make the consummation of the transactions contemplated hereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby, (ii) render any party unable to consummate the transactions contemplated hereby, or (iii) materially impair the ability of any Company to own or conduct its business as previously conducted.

(f)       Related Agreements. Each of the Related Agreements shall have been executed and delivered by Seller to the extent Seller is party thereto.

(g)      Absence of Material Adverse Change. Since July 15, 2007 there shall have been no Material Adverse Change.

(h)     Related Certificates. Each of the following certificates shall have been executed and/or delivered, as the case may be, by the Person who or which is the subject thereof:

(i)           a certificate of the secretary or officer of Seller and each Company in his or her representative capacity, dated as of the Closing Date, certifying (A) that true and complete copies of Seller’s and each Company’s Constitutional Documents as in effect on the Closing Date are attached thereto, (B) as to the incumbency and genuineness of the signatures of each officer of Seller and each Company executing this Agreement or any of the Related Agreements, and (C) the genuineness of the resolutions (attached thereto) of Seller’s and each Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which Seller and each Company is a party and the consummation of the transactions contemplated hereby and thereby;

(ii)         certificates of the secretaries of state of the jurisdictions in which each Company is organized or qualified to do business, dated as of a date which is within five (5) days of the Closing Date, certifying as to the good standing of each Company; and

(iii)        a certificate of Seller as to satisfaction as of the Closing Date of the conditions set forth in Section 5.01(a) and (b).

5.02	Conditions to Obligations of Seller.

The obligations of Seller under this Agreement to sell the Purchased Shares and to take the other actions required to be taken by Seller at the Closing are subject to the satisfaction, at or prior the Closing, of the following conditions unless waived (to the extent such conditions can be waived) by Seller:

(a)      Accuracy of Representations and Warranties. All representations and warranties made by Buyer in this Agreement and the Related Agreements (without giving effect to any qualification contained therein as to materiality, including the phrases “material” and “in all material respects”) shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date).

(b)      Performance of Obligations. Buyer shall have performed or complied in all material respects with all agreements, obligations and covenants required to be performed by it under this Agreement and the Related Agreements on or as of the Closing Date.

(c)      Consents, Authorizations, Etc. All consents, authorizations, Orders and approvals of, filings or registrations with and the expiration of all waiting periods imposed by, any third Person, including any Governmental Entity, which are required for or in connection with the execution and delivery by the parties of this Agreement and the Related Agreements to which they are parties and the consummation by the parties of the transactions contemplated hereby and thereby shall have been obtained or made and shall be in full force and effect in form and substance reasonably satisfactory to Seller.

(d)      Actions and Proceedings. No Proceeding shall be pending before any Governmental Entity, or threatened, which is likely to result in the restraint or prohibition of the consummation of any of the transactions contemplated by this Agreement or any of the Related Agreements in connection therewith and no court of competent jurisdiction shall have issued an injunction with respect to the consummation of the transactions contemplated by this Agreement and the Related Agreements that shall not be stayed or dissolved at the time of Closing.

(e)      Statutes. No action shall have been taken or threatened, and no Law shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity that would (i) make the consummation of the transactions contemplated hereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby, or (ii) render any party unable to consummate the transactions contemplated hereby.

(f)       Related Agreements. Each of the Related Agreements shall have been executed and delivered by the parties thereto.

(g)      Certificate. A certificate of an officer of Buyer as to satisfaction as of the Closing Date of the conditions set forth in Section 5.02(a) and (b).

(h)     Related Certificate. A certificate of an appropriate officer of Buyer in his or her representative capacity, dated as of the Closing Date, certifying (A) that true and complete copies of the Buyer’s Certificate of Incorporation and By-Laws as in effect on the Closing Date are attached thereto, (B) as to the incumbency and genuineness of the signatures of each officer of Buyer executing this Agreement or any of the Related Agreements, and (C) the genuineness of the resolutions (attached thereto) of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the

Related Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby

ARTICLE VI

CLOSING DELIVERIES

6.01       Time and Place of Closing. Upon the terms and subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place as of the close of business on August 14, 2007 at the offices of Seward & Kissel LLP or at such other place or time as the parties may agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date” and the Closing shall be deemed to have occurred as of the close of business on the Closing Date.

6.02       Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer the following:

(a)	Stock certificates representing the Purchased Shares;

(b)     The stock books, stock ledgers, minute books and corporate seals of all the Companies (the “Corporate Books”);

(c)      Resignations dated or effective as of the Closing Date of the members of each Company’s board of directors and of its officers;

(d)	Certificates described in Section 5.01(h) of this Agreement;

(e)      Evidence reasonably satisfactory to Buyer of the receipt of the required third party consents set forth on Schedule 2.06;

(f)       The Related Agreements duly executed by Seller and its Affiliates;

(g)	The BTMU Release; and

(h)     Evidence reasonably satisfactory to Buyer of the payment of all Seller Transactions Expenses incurred through and including the Closing Date.

6.03       Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered the following to or for the account of Seller:

(a)      The Purchase Price to Seller in accordance with the provisions of Section 1.03;

(b)	The BTMU Payoff Amount;

(c)      The Placement Agent Fee to the Placement Agent in accordance with the provisions of Section 1.04;

(d)     The Escrow Funds to the Escrow Agent in accordance with the provisions of Section 1.05;

(e)      Certificates of Buyer described in Sections 5.02(g) and 5.02(h) of this Agreement; and

(f)	The Related Agreements duly executed by Buyer.

ARTICLE VII

TERMINATION; EFFECT OF TERMINATION

7.01       Termination. This Agreement may be terminated at any time prior to Closing by:

(a)	the mutual written consent of Buyer and Seller; or
(b)	Buyer, if:

(i)          there has been a willful or material breach by Seller of any representation, warranty, covenant or agreement of Seller set forth in this Agreement which Seller fails to cure to Buyer’s reasonable satisfaction within ten (10) Business Days after notice thereof is given by Buyer (except no cure period shall be provided for a breach by Seller, which by its nature cannot be cured);

(ii)         the matters contained in a supplement or amendment of any Schedule of this Agreement by Seller constitute, or may reasonably constitute, in the aggregate a Material Adverse Change;

(iii)        if Seller shall have materially breached any of the provisions of Sections 4.04; or

(iv)        the conditions set forth in Section 5.01 shall not have been satisfied or waived (to the extent they may be waived) by the Closing Date; or

(c)	Seller, if:

(i)          there has been a willful or material breach by Buyer of any representation, warranty, covenant or agreement set forth in this Agreement which Buyer fails to cure to Seller’s reasonable satisfaction within ten (10) Business Days after notice thereof is given by Seller (except no cure period shall be provided for a breach by Buyer which by its nature cannot be cured); or

(ii)         the conditions set forth in Section 5.02 shall not have been satisfied or waived (to the extent they may be waived) by the Closing Date; or

(d)     Buyer or Seller if any permanent injunction or other Order of a Governmental Entity preventing the Closing shall have become final and nonappealable;

provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to Section 7.01(b)(iv) if its intentional breach of this Agreement has prevented the satisfaction of a condition, and Seller shall not be entitled to terminate this Agreement pursuant to Section 7.01(c)(ii) if intentional breach of this Agreement by Seller has prevented the satisfaction of a condition.

7.02       Termination Procedures. Any termination pursuant to Section 7.01(a) shall be effected by a written instrument signed by Buyer and Seller and any other termination pursuant to Section 7.01 shall be effected by written notice from the party so terminating to the other party hereto, which notice shall specify the Section of this Agreement pursuant to which this Agreement is being terminated.

7.03       Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall be of no further force or effect, except for the obligations pursuant to and provisions of Article IX and this Section 7.03 shall survive the termination of this Agreement; provided, however, that the Liability of any party for any breach by such party of the representations, warranties, covenants or agreements of such party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement.

ARTICLE VIII

POST-CLOSING COVENANTS

8.01       Expenses. Except as otherwise provided herein, Seller and Buyer shall each bear their own costs and expenses incurred in connection with this Agreement (including the fees and costs of their respective Representatives), the Related Agreements and the transactions contemplated hereby and thereby.

8.02       Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the purchase and sale of the Purchased Shares and the other transactions contemplated by this Agreement and the Related Agreements and to obtain any necessary third party consents to the transactions contemplated hereby. From time to time after the date hereof (including after the Closing Date if requested), Seller will, at Buyer’s expense (except for the transfer of the Anemi Assets and related obligations as set forth in Section 8.08 as to which Seller will bear the related expenses), execute and deliver such documents to Buyer as Buyer may reasonably request in order more effectively to vest in Buyer good title to the Purchased Shares and to fully consummate the transactions contemplated by this Agreement and the Related Agreements.

8.03       Commissions and Fees. Seller and Buyer each represent and warrant to the other that except for the Placement Agent, no broker, finder, financial adviser or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the party making such representation. Seller, on the one hand, and Buyer, on the other hand, will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all Claims or Liabilities for all brokerage fees, commissions and finder's fees, other than the Placement Agent fee which shall be payable by Buyer, incurred by reason of any action taken by such party.

8.04       Release of Claims. Seller shall waive, effective on the Closing Date, on behalf of itself, its Affiliates and each of their respective equity holders, any and all Claims against each Company which accrued prior to the Closing except for Claims relating to Anemi Assets. Seller shall save, defend and indemnify Buyer against and hold it harmless from any and all Claims, Liabilities and Losses arising out of or relating to any Claim or Proceeding brought by or in the right of Seller, its Affiliates or any person who is or was a stockholder of any Company prior to Closing, or had, prior to Closing, any right or option to acquire any capital stock of any Company.

8.05	Indemnification.

(a)      Seller agrees to save, defend and indemnify Buyer, each Company and their respective stockholders, officers, directors, employees, agents, representatives, successors and assigns (the “Buyer Indemnified Parties”) against and hold them harmless from any and all Losses arising out of (i) any breach of any representation or warranty made by Seller under this Agreement (eliminating, for purposes of determining breach, any materiality or Material Adverse Change qualifiers contained in such representation or warranty) or in the certificate described in Section 5.01(i)(iii); (ii) any breach of any covenant or agreement (other than a representation or warranty) made by Seller under this Agreement or any Related Agreement; and (iii) any Liabilities arising from any of the Companies’ business, operations or conduct during the period up to and including the Closing Date.

(b)     Buyer agrees to save, defend and indemnify Seller and its agents, representatives, successors and assigns against and hold them harmless from any and all Losses suffered directly by them arising out of (i) any breach of any representation, warranty, covenant or agreement made by Buyer under this Agreement or any Related Agreement; and (ii) Liabilities relating to any Company incurred after the Closing Date or relating to any of the Companies’ operations after the Closing Date, including Taxes incurred, accrued or arising after the Closing Date.

8.06       Public Announcements. Except as otherwise required by Law, or regulations or by the rules of (or any agreement of the parties or their Affiliates with) any stock exchange, Seller and Buyer will consult with each other before issuing any press release or otherwise making any public statement thereafter with respect to this Agreement and the transactions contemplated hereby and neither Seller, nor Buyer shall issue any such press release or make any such public statement prior to such consultation.

8.07	Confidentiality.

(a)      All information relating to each Company or its business of which Seller is aware as a result of its involvement with any Company before and after Closing shall be treated as the sole property of such Company and Seller shall use Seller’s best efforts to keep confidential all of such information regarded as confidential by each Company, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall not apply to: (x) any information which is or becomes known to the public through no fault of Seller; or (y) disclosures in accordance with an Order of a Governmental Entity; or (z) any disclosures to Seller’s Representatives who have a need to know in connection with the transactions contemplated by this Agreement or in connection with disputes relating hereto which arise between the parties; provided however, that Seller shall be responsible for any disclosures of any Company’s confidential information by any of its Representatives in violation of this Section 8.07.

(b)      Seller on the one hand, and Buyer on the other hand, agree to maintain, and to cause their Representatives to maintain, the confidentiality of the terms and conditions of this Agreement and the Related Agreements and all documents executed and delivered in connection with the transactions contemplated by this Agreement and the Related Agreements except to the extent disclosed in any press release permitted by Section 8.06. The provisions of this Section 8.07(b) shall not apply to particular conditions or terms of the above referenced documents (i) if the party seeking to make such disclosure shall have obtained the prior written consent of the other party to the disclosure of such conditions or terms, (ii) that are required to be disclosed during the course of any Proceeding which may be brought by either party related to the provisions of any of the above referenced documents, (iii) that are or become generally available to the public other than as a result of actions taken by the party seeking to make such disclosure or its agents and representatives, or (iv) that are required to be disclosed pursuant to and in accordance with any Law or stock exchange rule applicable to the party seeking to make such disclosure or its Affiliates.

(c)      Notwithstanding the foregoing, if a party is requested or required (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any of the above-referenced documents or information, such party will promptly notify the other party of such request so that such other party may seek an appropriate protective order, at its sole expense, or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is nonetheless, in the opinion of its counsel, under an obligation to disclose any terms or conditions of the above-referenced documents or any confidential information to any Governmental Entity or else stand liable for contempt or suffer other censure or penalty, such party may disclose such information to such Governmental Entity without liability hereunder.

8.08       Transfer of Anemi Assets. Buyer hereby acknowledges and authorizes Seller and Seller’s Designated Representative to, and Seller hereby agrees that: (a) Seller or Seller’s Designated Representative shall take all actions necessary to transfer the

Leases, the Employees and certain assets set forth on Schedule 8.08 out of Anemi (collectively, “Anemi Assets”) and into a newly created or existing Affiliate of Seller as soon as practicable after Closing; (b) no later than the first Business Day of each month prior to the date that Anemi Assets are transferred out of Anemi, Seller shall be obligated to pay directly into Anemi Bank Accounts funds sufficient to cover all amounts (i) due and owing under the Leases, (ii) due and payable to, on behalf of or for the benefit of the Employees and (iii) due and owing in connection with other Anemi Assets (the “Anemi Operating Expenses”) and shall provide Buyer with copies of Anemi Bank Account statements; and (c) should Seller fail at any time to fund the Anemi Operating Expenses and Buyer or Anemi is obligated to fund such expenses, Buyer shall be entitled to be reimbursed for such expenses out of the Escrow Funds.

8.09       Buyer’s Cooperation in Transfer of Anemi Assets. Buyer understands that in order to transfer the Anemi Assets and related obligations, Seller is required to make application to the Ministry of Finance for consent for Anemi to cease operations. In this connection, Buyer agrees to execute such documents and instruments as shall be reasonably necessary and otherwise to cooperate and to cause Anemi to cooperate in such application to the Ministry of Finance.

8.10       Seller’s Net Worth. Seller agrees to maintain a net worth of at least Ten Million Dollars ($10,000,000) at all times during the twelve (12) months following the Vessel Delivery Date.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.01       Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written instrument executed by Seller and Buyer.

9.02      Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but any such waiver, or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach.

9.03       Survival. Each and every representation, warranty, covenant and agreement contained in this Agreement or in any document delivered pursuant to or in connection with this Agreement shall survive the Closing and shall not be affected by any investigation made by any party; provided, however, that the representations and warranties of the parties contained in Article II and III shall only survive the Closing for the following periods: (a) the full applicable statute of limitations with respect to the representations and warranties contained in Sections 2.03, 2.05, the first sentence of 2.10 (only with respect to title matters contained therein), 2.18, 3.02, 3.03 and 3.04; and (b) for a period ending on the second anniversary of the Closing Date, with respect to all other representations and warranties contained in Article II and III. Notwithstanding the foregoing, the passing of the above survival period for any representation or warranty shall not terminate or affect any claim with respect to such representation or warranty as to which written notice has been properly delivered to the other party prior to the end of such survival period.

9.04       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, or (ii) mailed by reputable overnight delivery service (in which case notice shall be deemed given one Business Day after being deposited with such overnight delivery service), or (iii) by registered or certified mail (return receipt requested) postage prepaid (in which case such notice shall be deemed given seven Business Days after being deposited in the mail in the United States), to the parties at the following addresses (or at such other address as any party shall specify by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

(a)	if to Buyer, to:

Eagle Bulk Shipping Inc.

477 Madison Avenue

New York, New York 10022

Attention: Sophocles Zoullas

with a copy to (which will not constitute notice):

Reed Smith Richards Butler LLP

Beaufort House

15 St. Botolph Street

London EC3A 7EE

DX 1066 City / DX18 London

Attention: Adam Morgan

(b)	if to Seller to:

Kyrini Shipping Inc.

41 Akti Miaouli Street

185 35 Piraeus

Greece

Attention: Sotiris Dushas

with a copy to (which will not constitute notice):

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attention: Gary J. Wolfe

9.05       Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns, but neither this

Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties (other than any assignment of rights and interests by Buyer to an Affiliate of Buyer, which shall not result in a novation of obligations of Buyer). Any purported assignment in violation of the provisions hereof shall be void. The terms and conditions of this Agreement are intended solely for the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns and it is not the intention of the parties to confer third party beneficiary rights upon any other Person other than indemnification to which the Buyer Indemnified Parties are entitled pursuant to this Agreement.

9.06       Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York conflict of laws principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

9.07       Suits in New York. The Parties agree that any Proceeding relating in any way to this Agreement or the Related Agreements or the transactions contemplated hereby or thereby shall be brought and enforced in the Supreme Court of the State of New York for the County of New York or in the United States District Court for the Southern District of New York, and the parties hereby waive any objection to jurisdiction or venue in any such proceeding commenced in or removed to such courts.

9.08       Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party. Counterparts may be executed either in original, faxed or digital transmission form and the parties adopt any signatures received by a receiving fax machine or computer as original signatures of the parties.

9.09       Interpretation; Good Faith. The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the Schedules, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. The Schedules to this Agreement are incorporated into and form an integral part of this Agreement. The use in this Agreement of the term “including” means “including without limitation”. All references to articles, sections, subsections, clauses, paragraphs and Schedules mean such provisions of this Agreement and the Schedules attached to this Agreement, except where otherwise stated. The title of and the article, section and paragraph headings in this Agreement and the provision of tables of contents are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of words importing the singular include the plural and visa versa, and the use of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Accounting terms used but not otherwise defined herein shall have the meanings given to them under IFRS. All references to monetary amounts are to the currency of the United States and any payment contemplated by this Agreement shall be made (except as otherwise provided) in cash, certified check, wire transfer or any other method that provides immediately available funds to an account designated in writing by the payee. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a date which is not a Business Day, then such payment or action shall be made or taken on the next Business Day. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1. The parties of this Agreement shall act under this Agreement in good faith. Time shall be of the essence of this Agreement and of any part hereof.

9.10       Entire Agreement. This Agreement and the Related Agreements, including the Schedules, documents, certificates and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersede all prior agreements and understandings between the parties with respect thereto.

9.11       Specific Performance. Seller and Buyer acknowledge that, in view of the uniqueness of the business of the Companies and the transactions contemplated hereby, Buyer may not have an adequate remedy at law for money damages in the event that this Agreement with respect to the sale and delivery of the Purchased Shares has not been performed in accordance with its terms by Seller, and therefore Seller agrees that Buyer shall be entitled to specific enforcement of the terms hereof with respect to the sale and delivery of the Purchased Shares and the other transactions contemplated hereby in the event of breach by Seller in addition to any other remedy to which Buyer may be entitled, at law or in equity, for such breach.

[Signatures appear on the following page]

IN WITNESS WHEREOF, Seller has executed this Agreement and Buyer has caused this Agreement to be executed by its duly authorized signatory, each as of the date first above written.

BUYER

Eagle Bulk Shipping Inc.

By:	/s/ Sophocles N. Zoullas
Name:	Sophocles N. Zoullas
Title:	Chief Executive Officer

SELLER

Kyrini Shipping Inc.

By:	/s/ Sotiri Dushas
Name:	Sotiri Dushas
Title:	Attorney-in-Fact

ANNEX I

CERTAIN DEFINITIONS

“Affiliate” means, with respect to any Person (i) a director, officer or shareholder of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the Preamble hereto.

“Anemi” means Anemi Maritime Services S.A., a Liberian corporation and a wholly-owned subsidiary of Seller.

“Anemi Assets” has the meaning set forth in Section 8.08.

“Anemi Audited Annual Statements” has the meaning set forth in Section 2.07.

“Anemi Audited Interim Statements” has the meaning set forth in Section 2.07.

“Anemi Bank Accounts” means those certain Anemi bank accounts held with ASPIS Bank and listed on Schedule 8.08.

“Anemi Operating Expenses” has the meaning set forth in Section 8.08.

“Anemi Transfer Date” means the date on which the transfer of all Ameni Assets into a newly created or existing Affiliate of Seller has been completed.

“Another Transaction” has the meaning set forth in Section 4.04.

“Benefit Plan” means any employee benefit plan, arrangement, policy or commitment (whether or not an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any equivalent foreign Law), including any employment, consulting, severance or deferred compensation agreement, executive compensation, bonus, incentive, retention, change in control, pension, profit-sharing, savings, retirement, stock option, stock purchase, phantom stock, other equity based compensation or severance pay plan, policy or commitment, any life, health, disability, welfare or accident insurance plan or any holiday or vacation practice, policy or commitment including any multiemployer plan within the meaning of Section 3(37) of ERISA or any equivalent foreign Law as to which the liability of any Company or any of its Affiliates has been, or in the future may be, material.

“BTMU Payoff Amount” means the amount that shall be required to satisfy the borrowings, currently in the principal amount of Six Million Nine-Hundred Thirty Thousand Dollars ($6,930,000), under the BTMU Credit Facility, which outstanding amount, including interest due as of Closing, shall be specified in a notice to Buyer three (3) days before Closing.

“BTMU Credit Facility” means the Credit Facility with BTMU Capital Corporation dated January 30, 2007.

“BTMU Release” has the meaning set forth in Section 4.09.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Buyer” has the meaning set forth in the Preamble hereto.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.05(a).

“Buyer’s Portion of the Placement Agent Fee” means the portion of the Placement Agent Fee payable by Buyer as set froth in Schedule 1.04.

“Claim” means any claim, demand, assessment, judgment, order, decree, action, cause of action, litigation, suit, investigation or other Proceeding.

“Closing” has the meaning set forth in Section 6.01.

“Closing Date” has the meaning set forth in Section 6.01.

“Companies” has the meaning set forth in the Summary of Transaction.

“Company” has the meaning set forth in the Summary of Transaction.

“Company Party” has the meaning set forth in Section 3.04(b).

“Companies Constitutional Documents” means all constituent documents of the Companies, including their respective Certificates of Incorporation and By-Laws, or such other similar documents, and any agreements of each Company and its stockholders.

“Consulting Agreement” has the meaning set forth in Section 4.06.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, commitment, instrument, permit, concession, franchise or license, written or oral.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Corporate Books” has the meaning set forth in Section 6.02(b).

“Corporate Records” means (a) the Companies Constitutional Documents; (b) all minutes of meetings and resolutions of stockholders and directors of each of the Companies; and (c) the Corporate Books.

“Dushas” has the meaning set forth in Section 4.06.

“Employees” has the meaning set forth in Section 2.15.

“Encumbrances” means any security interests, mortgages, deeds of trust, liens, pledges, charges, claims, easements, servitudes, reservations, restrictions (on transfer or otherwise), clouds, equities, rights of way, options, licenses, rights of first refusal, grants of power to confess judgment, conditional sales and title retention agreements (including any lease in the nature thereof), interests, hypothecations, defects, voting trusts or agreements and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

“Environmental, Health and Safety Laws” means all Laws, Permits and Contracts with Governmental Entities relating to or addressing pollution or protection of the environment, public health and safety, or employee health and safety, including the Solid Waste Disposal Act, as amended, 42 U.S.C. §6901, et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §11001 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), as amended, 42 U.S.C. §9601 et seq., the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. §1804 et seq., the Occupational Safety and Health Act of 1970, as amended, the regulations promulgated thereunder, any applicable Laws of a foreign Governmental Entity that are equivalent to the foregoing, and any similar Laws and other requirements having the force or effect of Law, and all Orders issued or promulgated thereunder, and all related common law theories.

“Escrow Agent” has the meaning set forth in Section 1.05.

“Escrow Agreement” has the meaning set forth in Section 1.05.

“Escrow Funds” has the meaning set forth in Section 1.05.

“Escrow Release Amount” has the meaning set forth in Section 1.05(a).

“Financial Statements” has the meaning set forth in Section 2.07.

“Governmental Entity” means any federal, state, local or foreign political subdivision, court, administrative agency, board, bureau, commission or department or other governmental authority or instrumentality and any tribunal or arbitrator or self-regulatory organization or body of competent jurisdiction.

“Hazardous Materials” means any hazardous or toxic chemicals, materials or substances, pollutants, contaminants, or crude oil or any fraction thereof (as such terms are defined under any Environmental, Health and Safety Law).

“IFRS” means International Financial Reporting Standards, standards and interpretations adopted by the International Accounting Standards Board.

“Intellectual Property Rights” means all intellectual property rights, including trademarks, tradenames, servicemarks, logos, copyrights, copyrightable works, patents, trade secrets, confidential information, discoveries, ideas and registrations and applications for all of them (including any extension, modification or renewal thereof) and any domain names, websites, internet addresses and applications therefor, and goodwill connected with any of the foregoing.

“knowledge” means, with respect to Seller, the actual knowledge of Dushas after due inquiry, including inquiry of the officers and managers of the Companies with relevant responsibilities.

“Law” means any law, statute, treaty, ordinance, rule, directive or regulation or Order of any Governmental Entity.

“Leases” has the meaning set forth in Section 2.12.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Litigation Expense” means any out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, legal or administrative action, suit or Proceeding incident to any matter indemnified against hereunder including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and fees and disbursements of outside legal counsel, investigators, expert witnesses, accountants and other professionals.

“Long Term Debt” means indebtedness of any Company for borrowed money having a repayment term of greater than one year, including the current portion of any such indebtedness, and any other instruments treated as long term debt in accordance with IFRS.

“Losses” means any and all losses, claims, damages, Liabilities, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and Litigation Expenses) and assessments.

“Material Adverse Change” means a material adverse change in the assets, financial condition, operating results, customer, supplier or employee relations or Liabilities of any of the Companies including any material casualty loss or damage to the assets of any Company, whether or not covered by insurance.

“Neda Release Date” means the date on which Anemi shall be released from its obligations under its guarantee of the agreement for the purchase of the Vessel.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions, rules, awards, settlement agreements or orders of any Governmental Entity or arbitrator.

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or another entity including a Governmental Entity (or any department, agency or political subdivision thereof).

“Placement Agent” means Jefferies & Company, Inc.

“Placement Agent Fee” means the fee payable to the Placement Agent set forth in Schedule 1.04.

“Pre-Closing Period” has the meaning set forth in Section 4.01.

“Proceeding” means an action, suit, litigation, claim, investigation, legal, administrative or arbitration proceeding.

“Purchase Price” has the meaning set forth in Section 1.01.

“Purchased Shares” has the meaning set forth in the Summary of Transaction.

“Reimbursement Amount” has the meaning set forth in Section 2.16(d).

“Related Agreements” means this Agreement, the Escrow Agreement, the Consulting Agreement and any such other documents and agreements necessary, appropriate or desirable in order to fully effectuate the transactions contemplated in this Agreement.

“Related Party” has the meaning set forth in Section 2.16(c).

“Related Party Loans and Guarantees” has the meaning set forth in Section 2.16(c).

“Representatives” means a party’s Board members, officers, key employees, legal advisors, accountants, financial consultants and other agents and advisors.

“Seller” has the meaning set forth in the Preamble hereto.

“Seller Obligations” has the meaning set forth in Section 8.10.

“Seller Party” means Seller and Seller’s Affiliates.

“Seller Transaction Expenses” means the fees, commissions, costs, charges, expenses and reimbursements incurred by or required to be paid to Seller’s professional advisors.

“Seller’s Designated Representative” means Mr. Nicholas Kouimanis.

“Seller’s Portion of the Placement Agent Fee” means the portion of the Placement Agent Fee payable by Seller as set froth in Schedule 1.04.

“Shipbuilding Contracts” has the meaning set forth in Section 2.16(a).

“Tax” or “Taxes” means, with respect to any Person, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, deposits related thereto, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any) and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a “transferee” of another Person, (B) being a member of an affiliated, combined or consolidated group or (C) a contractual arrangement or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Vessel Delivery Date” means the next Business Day following the delivery of the Vessel from the shipyard.

“Vessel” means a vessel under construction identified by Hull Number DY 120.

SCHEDULES OMITTED